CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-174332 on Form N-1A of our report dated December 21, 2022, relating to the financial statements and financial highlights of FT Cboe Vest S&P 500® Dividend Aristocrats Target Income ETF® (the “Fund”), a series of the First Trust Exchange Traded Fund IV, appearing in the Annual Report on Form N-CSR of First Trust Exchange-Traded Fund IV for the year ended October 31, 2022, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Information for Investors in the European Economic Area”, “Miscellaneous Information”, and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

July 20, 2023